                                                                      EXHIBIT 4D

                       THIRD AMENDMENT TO CREDIT AGREEMENT
                       -----------------------------------
                                   AND CONSENT
                                   -----------

         THIS THIRD AMENDMENT TO CREDIT AGREEMENT AND CONSENT ("this Third Amendment") is made and entered into as of the 31st day of December, 2001, by and among BRUSH ENGINEERED MATERIALS INC., an Ohio corporation (the "Parent"), and BRUSH WELLMAN INC., an Ohio corporation and a wholly owned subsidiary of the Parent ("Brush Wellman" and, collectively with the Parent, the "Borrowers", with each being a "Borrower"); the LENDERS listed on the signature pages of this Third Amendment (collectively, the "Lenders"); and NATIONAL CITY BANK, a national banking association, as one of the Lenders, as the Lender under the Swing Line Revolving Facility (herein, together with its successors and assigns, the "Swing Line Lender"), and as Administrative Agent for the Lenders (the "Administrative Agent") under the Credit Agreement (hereinafter defined).

                                    RECITALS:

         A. The Borrowers, the Lenders (or their predecessors, as the case may be), the Swing Line Lender and the Administrative Agent, are parties to that certain Credit Agreement dated as of June 30, 2000, as amended by a First Amendment dated as of March 30, 2001 and Second Amendment dated as of September 28, 2001 (collectively, the "Credit Agreement"), pursuant to which, among other things, the Lenders agreed, subject to the terms and conditions thereof, to lend to the Borrowers up to Sixty-five Million Dollars ($65,000,000) from time to time.

         B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

         C. The Borrowers have requested that the Lenders consent to the Parent's acquisition (the "Acquisition") of all of the issued and outstanding capital stock of a company (the "Acquired

Company") identified and described in a disclosure letter to be delivered by the Parent to the Lenders care of the Administrative Agent, which letter shall be approved by all of the Lenders in their sole discretion (if, as and when so delivered and approved, the "Disclosure Letter"). Without such consent, the Acquisition would otherwise be prohibited by the provisions of Section 9.2 of the Credit Agreement (by reference to the definition of "Permitted Acquisition" set forth in Section 1.1 thereof).

         D. The Lenders are willing to grant such consent upon and subject to the terms and conditions hereinafter set forth.

         E. In addition, the Borrowers, the Lenders, the Swing Line Lender and the Administrative Agent have agreed to amend the Credit Agreement as hereinafter set forth.

                                   AGREEMENTS:

         NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual agreements hereinafter set forth, the parties hereby agree as follows:

         1. CONSENT. Subject to the terms and conditions of this Third Amendment, including, without limitation, this Section 1 and Section 3, below, the Lenders hereby consent to the Acquisition. The foregoing consent of the Lenders is subject to the Borrowers' performance and satisfaction of each and all of the following conditions:

                  (i) all of the terms and conditions contained in the definition of "Permitted Acquisition" set forth in Section 1.1 of the Credit Agreement (other than the condition contained in clause (iv) thereof, which shall be deemed satisfied upon the effectiveness of this Third Amendment) shall have been satisfied prior to or concurrently with the consummation of the Acquisition;

                  (ii) prior to or concurrently with the Acquisition, the Parent shall cause the


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


         Acquired Company to execute and deliver to the Administrative
         Agent, for the benefit of the Administrative Agent, the Swing Line Lender and the Lenders, (i) a Guaranty, in all material respects in the form of that executed and delivered by each of the Guarantors and (ii) a Security Agreement in the form of the Subsidiary Security Agreement.

                  (iii) the aggregate of (A) the aggregate consideration (in whatsoever form, including, without limitation, liabilities assumed by any Credit Party and consulting agreements, non-competition agreements, "golden parachute" agreements and the like) required to be paid in cash, directly or indirectly, by the Credit Parties, or any of them, whether at the closing of the Acquisition or on a deferred basis, in connection with the Acquisition and (B) the aggregate amount of all fees, commissions, and other expenses incurred by the Credit Parties, or any of them, in connection with the Acquisition shall not exceed Twelve Million Dollars ($12,000,000);

                  (iv) not later than ten (10) Business Days prior to the date on which the Acquisition is consummated, the Parent shall deliver to the Administrative Agent true and complete copies of the definitive acquisition agreement in respect thereof and all other material agreements by which the Parent or any other Credit Party will be bound in connection with the Acquisition (collectively, the "Acquisition Agreement");

                  (v) the Acquisition shall be consummated on terms not less favorable in any material respect to the Parent than the terms therefor previously disclosed in the Disclosure Letter and the Acquisition Agreement; and

                  (vi) the Acquisition shall be consummated no later than September 30, 2002.

         2. AMENDMENTS TO THE CREDIT AGREEMENT. Subject to the terms and conditions of this Third Amendment, including, without limitation, Section 3, below, the Credit Agreement is hereby amended as follows:

         A. The following definitions are added to Section 1.1 (Definitions) of the Credit Agreement in proper alphabetical order:

                  "ACCOUNTS" shall mean "Receivables", as that term is defined in, as applicable, the Security Agreement or the Subsidiary Security Agreement.

                  "ACCOUNT DEBTOR" shall mean "account debtor" (as defined in the UCC), including, without limitation, any person who is or becomes obligated to a Borrower under, with respect to, or on account of an Account.

                  "ACQUISITION" shall have the meaning ascribed to such term in the Third Amendment to this Agreement.

                  "BORROWING BASE" shall mean at any time and from time to time, an amount equal to the aggregate of:

                  (i) an amount equal to eighty percent (80%) of the face value of the Eligible Accounts at such time, as reflected on the most recent Borrowing Base Certificate,

                  (ii) the lesser of (a) $45,000,000 and (b) an amount equal to fifty percent (50%) of the value (at the lower of cost or market value) of the Eligible Inventory at such time, as reflected on the most recent Borrowing Base Certificate; and

                  (iii)    the Equipment Amount at such time.

                  "BORROWING BASE CERTIFICATE" shall have the meaning specified in Section 8.1(i) of this Agreement.

                  "DEVELOPMENT BOND SITES" shall mean, collectively, the following sites leased by a Credit Party:

                  (a) known as 6100 South Tucson Boulevard, Tucson, Arizona and subject to the terms of the Industrial Development Variable Rate Demand Refunding Revenue Bonds, Series 1994 (Brush Wellman Inc. Tucson, Arizona Project);

                  (b) known as 14710 West Portage River South Road, Elmore, Ohio and subject to the terms of the Toledo-Lucas County Port Authority Taxable Project Development Revenue Bonds, Series 1996 (Brush Wellman Inc. Project); and

                  (c) known as 7375 Industrial Parkway, Lorain, Ohio and subject to the terms of the Lorain Port Authority, Ohio Variable Rate Demand Industrial Development Revenue Bonds, Series 1996 (Brush Wellman Inc. Project).

                  "ELIGIBLE ACCOUNTS" shall mean only such Accounts of a Credit Party as the Administrative Agent, in its reasonable discretion, shall from time to time consider to be Eligible Accounts and, by way of example and not limitation, excluding Accounts which:

                  (a) either (i) remain unpaid more than sixty (60) days after the original due date of invoice or (ii) have an original due date greater than ninety (90) days after the original date of invoice;

                  (b) have arisen from services performed by such Credit Party to or for the Account Debtor outside the ordinary course of business;

                  (c) have arisen from the sale by such Credit Party of goods where such goods have not been shipped or delivered to the Account Debtor;

                  (d) have arisen from transactions which are not complete, are not bona fide, or require further acts on the part of such Credit Party to make such Account payable by the Account Debtor;

                  (e) have arisen in connection with sales of goods which were shipped or delivered to the Account Debtor on other than an absolute sale basis, such as shipments or deliveries made on consignment, a sale or return basis, a guaranteed sale basis, a bill and hold basis, or on the basis of any similar understanding;

                  (f) have arisen in connection with sales of goods which were, at the time of sale thereof, subject to any Lien, except the security interest in favor of the Administrative Agent created by the Credit Documents; PROVIDED, HOWEVER, that Accounts arising from the sale of goods containing precious or semi-precious metals or copper that are subject to any Lien (other than pursuant to the Credit Documents) shall cease to be excluded from eligibility pursuant to this clause (f) if and when such Lien is terminated or otherwise subordinated to the Lien created by the Security Documents pursuant to the written agreement of the holder of such other Lien in form and substance satisfactory to the Administrative Agent in its sole discretion;

                  (g) are subject to any provision prohibiting assignment or requiring notice of or consent to such assignment;

                  (h) are subject to any Lien other than the Lien in favor of the Administrative Agent (without limiting the generality of this clause (h), it being acknowledged and agreed by the Borrowers that none of the Accounts of Williams Advanced Materials, Inc. shall be Eligible Accounts unless and until any and all Liens securing its obligations under precious metals leases, consignments or similar metals arrangements are terminated or subordinated to the Lien of the Security Documents in a manner satisfactory to the Administrative Agent);

                  (i) are subject to any setoff, counterclaim, defense, allowance, dispute, or adjustment, or have arisen in connection with the sale of goods which have been returned, rejected, repossessed, lost or damaged;

                  (j) are owed from an Account Debtor of which such Credit Party or the Administrative Agent has received notice that such Account Debtor is the "debtor" under a case, voluntary or involuntary, commenced under the Bankruptcy Code, has made an assignment for the benefit of its creditors, has suspended normal business operations, dissolved, liquidated or terminated its existence or for which (or for the property of which) a receiver, trustee or equivalent party has been appointed;

                  (k) are Accounts with respect to which the Account Debtor is located in any state which requires that such Credit Party, in order to sue any Person in such state's courts, either (i) qualify to do business in such state or (ii) file a report with the taxation division of such state for the then current year, unless such Credit Party has fulfilled such requirements to the extent applicable for the then current year;

                  (l) are evidenced by chattel paper or any instrument of any kind (including, without limitation, any promissory notes), unless such chattel paper or instrument is delivered to the Administrative Agent in accordance with the Security Agreement or Subsidiary Security Agreement;

                  (m) are Accounts with respect to which any of the representations, warranties, covenants and agreements contained in this Agreement or any of the Credit Documents are not or have ceased to be complete and correct or have been breached;

                  (n) are Accounts with respect to which the Administrative Agent does not have a first priority, perfected Lien;

                  (o) represent a progress billing or have had the time for payment extended by such Credit Party (for the purposes hereof, "progress billing" means any invoice for goods sold or leased or services rendered under a contract or agreement pursuant to which the Account Debtor's obligation to pay such invoice is conditioned upon such Credit Party's completion of any further performance under the contract or agreement), unless as to any of the foregoing the Administrative Agent has, in its sole discretion, approved in writing such Account to be included as an Eligible Account;

                  (p) are owed by a Person that is not a citizen of or organized under the laws of the United States or any State or are owed by any Person located outside of the United States unless (i) such Accounts are owed by an Account Debtor located in Canada and the Administrative Agent has a first priority Lien perfected to its reasonable satisfaction in such Accounts, or (ii) payment of such Accounts is guaranteed by a letter of credit in form and substance and issued by a financial institution reasonably satisfactory to the Administrative Agent, and which has been transferred or assigned to the Administrative Agent as security for the Obligations;

                  (q) are owed by the United States or any department, agency, or instrumentality thereof unless such Credit Party has complied with the Federal Assignment of Claims Act of 1940, as amended, in respect of the Administrative Agent's security interest therein as granted under the Security Documents;

                  (r) are owed by any State or any department, agency, or instrumentality thereof unless such Credit Party has complied with any applicable State statutory or regulatory equivalent of the Federal Assignment of Claim Act of 1940, as Amended, in respect of the Administrative Agent's security interest therein as granted under the Security Documents;

                  (s) are owed by an Affiliate of such Credit Party;

                  (t) which, when added to any and all other Accounts of the Account Debtor thereof owing to such Credit Party, produce an aggregate indebtedness from such Account Debtor of more than twenty-five percent (25%) of the total of all of such Credit Party's Eligible Accounts, unless, as to a specified Account Debtor, the Administrative Agent, in its sole discretion, determines a higher or lower percentage;

                  (u) are owed by an Account Debtor with respect to which more than fifty percent (50%) of the balances then outstanding on Accounts owed by such Account Debtor and its Affiliates to such Credit Party has remained unpaid for more than ninety (90) days from the dates of their original due dates, as applicable; or

                  (v) are, in the Administrative Agent's reasonable credit judgment, Accounts of an Account Debtor which is deemed to be an unacceptable credit risk or Accounts which are otherwise deemed unacceptable.

                  "ELIGIBLE INVENTORY" shall mean only such raw materials and finished goods Inventory of a Credit Party, valued at the lower of cost (on a first in, first out basis) or fair market value, as the Administrative Agent, in its reasonable discretion, shall from time to time consider to be Eligible Inventory and, by way of example and not limitation, excluding Inventory which:

                  (a) consists of obsolete, damaged, defective, unmerchantable, spoiled, outdated or unsalable items;

                  (b) consists of goods not held for sale, such as any labels, any maintenance items, any supplies and packaging, and any Inventory used in connection with research and development; provided, that raw materials shall not be considered goods not held for sale under this clause (b);

                  (c) is subject to a Lien other than the Lien created by the Security Documents; PROVIDED, HOWEVER, that Inventory consisting of or containing precious or semi-precious metals or copper that are subject to any Lien (other than pursuant to the Credit Documents) shall cease to be excluded from eligibility pursuant to this clause (c) if and when such Lien is terminated or otherwise subordinated to the Lien created by the Security Documents pursuant to the written agreement of the holder of such other Lien in form and substance satisfactory to the Administrative Agent in its sole discretion (without limiting the generality


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


         of this clause (c), it is acknowledged and agreed by the Borrowers that none of the Inventory of Williams Advanced Materials, Inc. shall be Eligible Inventory unless and until any and all Liens securing its obligations under precious metals leases, consignments or similar metals arrangements are terminated or subordinated as provided in the immediately preceding proviso);

                  (d) is not subject to a first priority, perfected Lien in favor of the Administrative Agent;

                  (e) is located at a location, other than the Development Bond Sites, not owned by such Credit Party and for which such Credit Party has not delivered to the Administrative Agent an appropriate landlord or warehouseman's waiver, in form and substance reasonably satisfactory to the Administrative Agent; PROVIDED, HOWEVER, that (i) through the close of business on April 15, 2002, Inventory situated at any such location shall not be excluded from Eligible Inventory solely by reason of such Credit Party's failure to deliver a waiver in respect of such location to the Administrative Agent, and (ii) thereafter, Inventory situated at a site as to which no such waiver has been delivered shall not be excluded from Eligible Inventory solely by reason of such Credit Party's failure to deliver such waiver if, at the Borrowers' request, an amount equal to three (3) months' rent, storage fees or the like has been reserved from the Borrowing Base;

                  (f) is in the possession of a bailee or other third Person including Inventory held by a third party for processing or Inventory purchased by but not yet delivered to such Credit Party and for which such Credit Party has not delivered to the Administrative Agent an appropriate bailee's waiver, in form and substance satisfactory to the Administrative Agent;

                  (g) subject to clause (c), above, is held by such Credit Party on consignment or Inventory held by or placed into the possession of a third Person for sale or display by that Person;

                  (h) is located outside of the United States; except, that Inventory located in Canada shall not be excluded from Eligible Inventory under this clause (h) unless the Administrative Agent's security interest therein for the benefit of the Lenders has not been perfected by filing;

                  (i) is manufactured, produced or purchased pursuant to any contract with the United States government, any agency or instrumentality thereof or prime contractor thereof, which contract provides for progress or advance payments to the extent such Inventory is identified to such contract, unless as to any of the foregoing the Administrative Agent has, in its sole discretion, approved in writing such Inventory to be included as Eligible Inventory; or

                  (j) is, in the Administrative Agent's reasonable credit judgment, Inventory which is otherwise deemed ineligible.

                  "EQUIPMENT AMOUNT" shall mean, during the period commencing on the Delivery

         Date of the Third Amendment to this Agreement and ending on the close of business on June 15, 2002, inclusive, One Million Five Hundred Thousand Dollars ($1,500,000) and, thereafter, such amount or amounts as the Administrative Agent (in its sole discretion) from time to time designates in writing to the Borrowers and the Lenders as the Equipment Amount, taking into account such appraisals of the Credit Parties equipment and other factors as the Administrative Agent may in its discretion deem appropriate; PROVIDED, HOWEVER, it is agreed and understood that, notwithstanding the appraised value of the Credit Parties' equipment, the Administrative Agent may in its sole discretion assign any non-negative amount, including zero ($-0-), to be the Equipment Amount, it being the original understanding of the Lenders, the Administrative Agent and the Borrowers that only Accounts and Inventory would be included in the computation of the Borrowing Base.

                  "INVENTORY" shall mean "Inventory", as that term is defined in, as applicable, the Security Agreement or the Subsidiary Security Agreement.

                  "INTEREST COVERAGE RATIO" shall mean, as of the end of any fiscal quarter of the Parent, the ratio of (i) Consolidated EBITDAR for such fiscal quarter to (ii) an amount equal to the sum of (a) Consolidated Interest Expense for such fiscal quarter, plus (b) Consolidated Rental Expense for such fiscal quarter.

                  "LETTER OF CREDIT EXPOSURE" shall mean, at any time, as to each Lender, the product of (i) the General Revolving Facility Percentage of such Lender at such time, TIMES (ii) the aggregate Letter of Credit Outstandings at such time.

         B. The definitions of "Consolidated Fixed Charge Coverage Ratio" and "Maturity Date" in Section 1.1 (Definitions) of the Credit Agreement are amended and restated to provide, respectively, as follows:

                  "CONSOLIDATED FIXED CHARGE COVERAGE RATIO" shall mean, for any Testing Period, the ratio of (a) Consolidated EBITDA for that Testing Period to (b) the sum of (i) Consolidated Interest Expense and Consolidated Income Tax Expense for that Testing Period, PLUS (ii) scheduled or mandatory repayments, prepayments or redemptions during that Testing Period of the principal of Indebtedness (including Capitalized Lease Obligations and required reductions in committed credit facilities) with a final maturity date more than one year after the end of that Testing Period, PLUS (iii) the sum of all payments for dividends, stock repurchases or other stock redemptions, and other purposes described in section 9.6, if any, in each case on a consolidated basis for the Borrower and the Subsidiaries for such Testing Period; PLUS (iv) Consolidated Capital Expenditures for that Testing Period; provided that notwithstanding anything to the contrary contained herein, the Consolidated Fixed Charge Coverage Ratio for any Testing Period shall (A) include the appropriate financial items for any person or business unit which has been acquired by a Borrower or any Subsidiary for any portion of such Testing Period prior to the date of acquisition, and (B) exclude the appropriate financial items for any person or business unit which has been disposed of by a Borrower or any Subsidiary, for the portion of such Testing Period prior to


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


         the date of disposition.
                                      * * *

                  "MATURITY DATE" shall mean October 1, 2003, or such earlier date on which the Total Commitment is terminated.

         C. The definition of "Consolidated Net Worth" in Section 1.1 (Definitions) of the Credit Agreement is amended by adding the following clause to the end of such definition immediately following the word "Stock" and before the period:

         ; and PROVIDED FURTHER that Consolidated Net Worth shall be calculated
         (i) before the effect of FAS 133 - Accounting for Derivatives Instruments and Hedging Activities and FAS 138 - Accounting for Certain Derivatives Instruments and Certain Hedging Activities (prior to the "Delivery Date" of the Third Amendment to this Agreement, such item appearing under the stockholders' equity category "Foreign Currency Translation Adjustment") and (ii) without reduction for Directors Deferred Compensation (prior to the "Delivery Date" of the Third Amendment to this Agreement, such item appearing under the stockholders' equity categories "Other Equity Transactions - Deferred Directors Shares and Deferred Compensation").

         D. The definition of "Permitted Precious Metal Consignments" in Section
1.1 (Definitions) of the Credit Agreement is amended by deleting therefrom the words and numerals "does not exceed an amount greater than $140,000,000" and inserting in their stead, immediately following the words "those consignment arrangements" the words and numerals "(that is, the aggregate outstanding liability, fixed or contingent, but without duplication, of all Credit Parties in respect of all such consignment arrangements) does not exceed $70,000,000 at any time".

         E. Clause (vi) of Section 2.1(a) (General Revolving Facility) of the Credit Agreement is amended and restated in its entirety to provide as follows:

         (vi) shall not exceed for any Lender at any time outstanding that aggregate principal amount which, when added to the Letter of Credit Exposure of such Lender at such time, equals the LESSER of (A) the General Revolving Commitment of such Lender at such time or (B) an amount equal to the product of (1) the Borrowing Base at such time, TIMES (2) the General Revolving Facility Percentage of such Lender at such time.

         F. Clause (vii) of Section 2.1(b) (Swing Line Revolving Facility) of the Credit


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Agreement is amended and restated in its entirety to provide as follows:

         (vi) may only be made if, after giving effect thereto, both (A) the Unutilized Total General Revolving Commitment, less the aggregate Letter of Credit Outstandings, at such time exceeds the outstanding Swing Line Revolving Loans, and (B) the Borrowing Base at such time exceeds an amount equal to the aggregate of, at such time (1) the aggregate outstanding General Revolving Loans, PLUS (2) the aggregate Letter of Credit Outstandings, PLUS (3) the outstanding Swing Line Revolving Loans;

         G. The Pricing Grid Table and the last sentence of Section 2.8(h) (Interest Margins) of the Credit Agreement are amended and restated in their entirety to provide as follows:

                               PRICING GRID TABLE
                      (expressed in basis points per annum)

------------------------------------ -------------------------- -------------------------- --------------------------
RATIO OF CONSOLIDATED TOTAL DEBT     APPLICABLE EURODOLLAR      APPLICABLE PRIME RATE      APPLICABLE FACILITY FEE
TO CONSOLIDATED EBITDAR              MARGIN FOR GENERAL         MARGIN                     RATE
                                     REVOLVING LOANS
------------------------------------ -------------------------- -------------------------- --------------------------
Greater than or equal to 5.00 to     350                        100                        50
1.00
------------------------------------ -------------------------- -------------------------- --------------------------
Greater than 4.00 to 1.00 and less   300                        75                         50
than 5.00 to 1.00
------------------------------------ -------------------------- -------------------------- --------------------------
Greater than 3.50 to 1.00 and less   250                        50                         40
than or equal to 4.00 to 1.00
------------------------------------ -------------------------- -------------------------- --------------------------
Greater than 3.00 to 1.00 and less   200                        25                         30
than or equal to 3.50 to 1.00
------------------------------------ -------------------------- -------------------------- --------------------------
Greater than 2.50 to 1.00 and less   175                        0                          30
than or equal to 3.00 to 1.00
------------------------------------ -------------------------- -------------------------- --------------------------
Less than or equal to 2.50 to 1.00   150                        0                          25
------------------------------------ -------------------------- -------------------------- --------------------------


         (i) Notwithstanding anything to the contrary contained in the foregoing, from April 1, 2002, through and including December 31, 2002, and thereafter until changed hereunder in accordance with the provisions of the Pricing Grid Table set forth above, for all purposes of this Agreement, the Applicable Eurodollar Margin for General Revolving Loans shall be three hundred fifty (350) basis points per annum, the Applicable Prime Rate Margin shall be one hundred (100) basis points per annum, and the Applicable Facility Fee Rate shall be fifty (50) basis points per annum; and (ii) the charging of interest and fees based upon the foregoing Pricing Grid Table based upon the first three ratio levels (reading from top to bottom) set forth therein shall not be construed to waive any Event of Default which may exist under Section 9.8, below, or limit any right or remedy of the Administrative Agent or the Lenders by reason thereof.

         H. Clause (i) of Section 2A.1(b) (Letters of Credit) of the Credit Agreement is amended and restated in its entirety to provide as follows:

         (i) no Letter of Credit shall be issued if, after giving effect thereto, either (A) the Letter of Credit Outstandings would exceed $5,000,000, or (B) the Letter of Credit Outstandings, when added to the aggregate principal amount of all General Revolving Loans and all Swing Line Revolving Loans then outstanding, would exceed the lesser of (1) the Total General Revolving Commitment at such time or (2) the Borrowing Base at such time;

         I. The title and first sentence of Section 5.2(a) (If Outstanding General Revolving Loans and Swing Line Loans Exceed Total General Revolving Commitment) of the Credit Agreement are amended and restated in their entirety to provide as follows:

                  (a) IF OUTSTANDING GENERAL REVOLVING LOANS AND SWING LINE LOANS AND LETTER OF CREDIT OUTSTANDINGS EXCEED TOTAL GENERAL REVOLVING COMMITMENT OR BORROWING BASE. If on any date (after giving effect to any other payments on such date) the sum of (i) the aggregate outstanding principal amount of General Revolving Loans and the Letter of Credit Outstandings, PLUS (ii) the aggregate outstanding principal amount of Swing Line Revolving Loans, EXCEEDS the lesser of (A) the Total General Revolving Commitment in effect on such date or (B) the Borrowing Base on such date, the Borrowers shall prepay on such date that principal amount of Swing Line Revolving Loans and, after Swing Line Revolving Loans have been paid in full, Unpaid Drawings and General Revolving Loans, in an aggregate amount at least equal to such excess and conforming, in the case of partial prepayments of any Loans, to the applicable requirements as to the amounts of partial prepayments which are contained in Section 5.1.

         J. Section 8.1(i) (Other Information) is re-designated as Section 8.1(j), and the following provision is inserted as a new Section 8.1(i):

         (i) MONTHLY FINANCIAL STATEMENTS; BORROWING BASE CERTIFICATE;
         INSPECTION.

                  (i) No later than March 25, 2002 with respect to the monthly period ending February 28, 2002 and thereafter as soon as available and in any event within twenty (20) days after the close of each of the monthly accounting periods in each fiscal year of the Parent (that is, ending March 31, 2002 and thereafter), the unaudited consolidated and consolidating balance sheets of the Parent and the Subsidiaries as at the end of such monthly period and the related unaudited consolidated and consolidating statements of income and cash flows for such monthly period, and setting forth, in the case of such unaudited statements of income and of cash flows, comparative figures for the related periods in the prior fiscal year, and which financial statements shall be certified as true and correct on behalf of the Parent by a Principal Officer of the Parent, subject to changes resulting from normal year-end audit adjustments.

                  (ii) On the "Delivery Date" of the Third Amendment to this Agreement, no later than March 25, 2002 with respect to the monthly period ending February 28, 2002 and thereafter as soon as available and in any event within twenty (20) days after the close of each of the monthly accounting periods in each fiscal year of the Parent (that is, ending March 31, 2002 and thereafter): (A) a certificate reflecting the calculation of each Credit Party's Eligible Accounts and Eligible Inventory, in form and content reasonably satisfactory to the Administrative Agent (each a "Borrowing Base Certificate"), (B) a summary aged trial balance of each Credit Party's Accounts dated as of the date of the Borrowing Base Certificate reconciled to the respective general ledger balance (and upon the Administrative Agent's request, a detailed aged trial balance of all then existing Accounts specifying the names, face value and dates of invoices for each Account Debtor obligated on an Account so listed), and (C) an Inventory record and trial balance for each Credit Party, broken down into such detail and with such categories as the Administrative Agent shall reasonably require (including, but not limited to, a report indicating the type, location and amount of raw materials and finished goods and all other information deemed reasonably necessary by the Administrative Agent to determine the Eligible Inventory of such Credit Party.

                  (iii) The Administrative Agent and each Lender (through any of their respective officers, employees, or agents) shall have the right, from time to time, upon reasonable notice and during normal business hours, to inspect the books and records of the Credit Parties and to check, test, and appraise the Collateral in order to verify each Credit Party's financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral; provided, that, to the extent reasonably possible, any such inspection, check, test or appraisal shall not unreasonably interfere with the daily operations of any Credit Party. The Borrowers agree to reimburse the Administrative Agent for such costs and expenses as the Administrative Agent may reasonably incur in connection with any inspection, audit or verification of the Credit Parties' financial or other records, the Collateral or the premises upon which the Collateral is located or any other security for the Obligations; provided, however, that (i) so long as no Default or Event of Default has occurred and is continuing, the Borrowers shall be required to make reimbursement for the costs and expenses arising out of no more than two (2) Collateral audits/field examinations in any calendar year, and (ii) the Administrative Agent shall provide to the Borrowers reasonable substantiation of the costs and expenses required to be reimbursed hereunder.

         K. Section 9.2(e) of the Credit Agreement is amended and restated in its entirety to provide as follows:

                  (e) CAPITAL EXPENDITURES: The Borrowers and the Subsidiaries shall be permitted to make Consolidated Capital Expenditures, provided that (A) expenses for mining property, plant and equipment shall not exceed $25,000,000 during any consecutive thirty-six (36) month period, and (B) Consolidated Capital Expenditures, excluding expense for mining property, plant or equipment, do not during any fiscal year of the Parent exceed the amount specified below:

          ----------------------------- --------------------------------------
          Fiscal Year Ending            Amount
          December 31, 2000             $35,000,000
          December 31, 2001             $40,000,000
          December 31, 2002             $25,000,000
          December 31, 2003             $35,000,000
          ----------------------------- --------------------------------------

         L. The following proviso is added to the end of Section 9.3(e) of the Credit Agreement immediately after the word "time" and before the period:

         ; provided, however, that the sale by Brush Wellman Japan, Ltd. of its Accounts to SMBC Finance Co. Ltd, pursuant to the proposed Agreement on the Sales of Notes in the form delivered to the Administrative Agent prior to March 14, 2002 may be with recourse, but only so long as the aggregate amount for which Brush Wellman Japan, Ltd. has recourse liability does not at any time exceed $5,000,000.

         M. Section 9.6 (Dividends, Stock Repurchase, etc.) of the Credit Agreement is amended and restated in its entirety to provide as follows:

         9.6      DIVIDENDS, STOCK REPURCHASE, ETC.

                  (a) The Parent will not directly or indirectly declare, order, pay or make any dividend (other than dividends payable solely in capital stock of the Parent) or other distribution on or in respect of any capital stock of any class of the Parent, whether by reduction of capital or otherwise.

                  (b) Neither Borrower will directly or indirectly make, or permit any of the Subsidiaries to directly or indirectly make, any purchase, redemption, retirement or other acquisition of (i) any of its capital stock of any class (other than for a consideration consisting solely of capital stock of that person), or (ii) any warrants, rights or options to acquire or any securities convertible into to exchangeable for any of its capital stock.

         N. Section 9.7 (Ratio of Consolidated Total Debt to Consolidated Total Adjusted Capital and Minimum EBITDAR) of the Credit Agreement is amended and restated in its entirety to provide as follows:

                  9.7 RATIO OF CONSOLIDATED TOTAL DEBT TO CONSOLIDATED TOTAL ADJUSTED CAPITAL AND INTEREST COVERAGE RATIO.

                  (a) The Borrowers will not at any time permit the ratio, expressed as a percentage, of (i) the amount of Consolidated Total Debt to (ii) Consolidated Total Adjusted

         Capital, to exceed (A) 50% from the date of this Agreement through and including September 30, 2001, (B) 43% for the period commencing October 1, 2001, through and including December 31, 2001; (C) 45% for the period commencing January 1, 2002, through and including September 30, 2002; and (D) 50% on and after October 1, 2002.

                  (b) The Borrowers shall not permit the Interest Coverage Ratio, as of the end of either of the fiscal quarters of the Parent ending on June 30, 2002 and September 30, 2002, to be less than 1.00 to 1.00; provided, however, that (i) if the Acquisition occurs during the Parent's first fiscal quarter of 2002, the Borrowers shall not permit the Interest Coverage Ratio, as of the end of the fiscal quarter of the Parent ending on June 30, 2002, to be less than 1.30 to 1.00, and (ii) if the Acquisition occurs during the Parent's second fiscal quarter of 2002, the Borrowers shall not permit the Interest Coverage Ratio, as of the end of the fiscal quarter of the Parent ending on September 30, 2002, to be less than 2.25 to 1.00.

         O. Clause (iv) of Section 9.8 of the Credit Agreement (Ratio of Consolidated Total Debt to Consolidated EBITDAR) is amended and restated in its entirety to provide as follows:

         (iv) 3.50 to 1.00 for each Testing Period ending on and after December 31, 2002; provided, however, that for the purposes of this clause (iv),
         (A) the term "Testing Period" shall mean, as to each of the fiscal quarters ending on the following dates only, the respective period set forth opposite such fiscal quarter:

         Fiscal Quarter Ending  Testing Period
         ---------------------  --------------

         December 31, 2002      October 1, 2002 through December 31, 2002
         March 31, 2003         October 1, 2002 through March 31, 2003, and
         June 30, 2003          October 1, 2002 through June 30, 2003

         and (B) in computing such ratio for the Testing Period ending December 31, 2002, Consolidated EBITDAR shall be deemed to mean an amount equal to Consolidated EBITDAR for such Testing Period, TIMES four (4); in computing such ratio for the Testing Period ending March 31, 2003, Consolidated EBITDAR shall be deemed to mean an amount equal to Consolidated EBITDAR for such Testing Period, TIMES two (2); and, in computing such ratio for the Testing Period ending June 30, 2003, Consolidated EBITDAR shall be deemed to mean an amount equal to Consolidated EBITDAR for such Testing Period, TIMES one and one-third (1 1/3).

         P. Section 9.9 (Consolidated Fixed Charge Coverage Ratio) of the Credit Agreement is amended and restated in its entirety to provide as follows:

                  9.9. CONSOLIDATED FIXED CHARGE COVERAGE RATIO. The Borrowers will not at any time permit the Consolidated Fixed Charge Coverage Ratio to be less than 2.00 to 1.00 for any Testing Period ending on or before September 30, 2001, or permit the Consolidated Fixed Charge Coverage Ratio for any of the Testing Periods set forth below to be less than the ratio set forth opposite such Testing Period:

         Fiscal Quarter Ending              Minimum Fixed Charge Coverage Ratio
         ---------------------              -----------------------------------

         December 31, 2002                  1.00 to 1.00
         March 31, 2003                     1.25 to 1.00
         June 30, 2003 and thereafter       1.50 to 1.00;

         provided, however, that for the purposes of this Section 9.9, the term "Testing Period" shall mean, as to each of the fiscal quarters ending on the following dates only, the respective period set forth opposite such fiscal quarter:

         Fiscal Quarter Ending       Testing Period
         ---------------------       --------------

         December 31, 2002           October 1, 2002 through December 31, 2002
         March 31, 2003              October 1, 2002 through March 31, 2003, and
         June 30, 2003               October 1, 2002 through June 30, 2003.

         Q. Section 9.10 (Consolidated Tangible Net Worth) of the Credit Agreement is amended and restated in its entirety to provide as follows:

                  9.10 CONSOLIDATED TANGIBLE NET WORTH. The Borrowers will not permit the Consolidated Tangible Net Worth to be less than $200,000,000 as of December 31, 2001 or at any time thereafter.

         R. Section 9.14 (Certain Leases) of the Credit Agreement is amended and restated in its entirety to provided as follows:

                  9.14 CERTAIN LEASES. The Borrowers will not permit the aggregate payments (excluding any property taxes, insurance or maintenance obligations paid by the Borrowers and the Subsidiaries as additional rent or lease payments) by the Borrowers and the Subsidiaries on a consolidated basis under agreements to rent or lease any real or personal property for a period exceeding 12 months (including any renewal or similar option periods) (other than any leases constituting Capital Leases, Synthetic Leases or, subject to section 9.12, leases between the Borrowers, between Subsidiaries or between a Borrower and a Subsidiary), to exceed in any fiscal year of the Borrowers an amount greater than 5.00% of the Consolidated Net Worth of the Borrowers as of the date of the financial statements then most recently furnished to the Lenders under section 8.1(a).

         S. The parenthetical "(including, without limitation, any prepayment required by the provisions of Section 5.2, above)" is inserted at the end of clause (i) of Section 10.1(a) (Payments) of the Credit Agreement, immediately following the word "Loans" and before the semi-colon.

         3. DELIVERY DATE; CONDITIONS PRECEDENT. The consent set forth in
Section 1, above, and the modifications to the Credit Agreement set forth in
Section 2, above, are subject to the Borrowers' performance of the following (the date on which all have been performed being the "Delivery Date"):

         A. Each Borrower's secretary or treasurer shall have certified to each Lender (i) a copy of the resolutions duly adopted by that Borrower's board of directors in respect of this Amendment; (ii) true and correct copies of that Borrower's current Charter or Articles of Incorporation and By-laws or Code of Regulations; (iii) the names and true signatures of the officers of that Borrower authorized to sign this Third Amendment and the amendment to the Security Agreement on behalf of that Borrower; (iv) that, after giving effect to the amendments set forth herein, no Event of Default or Default exists; and (v) the representations and warranties of the Borrowers under the Credit Agreement are reaffirmed as of the Delivery Date, subject only to variance therefrom acceptable to the Administrative Agent.

         B. Each Guarantor's secretary or treasurer shall have certified to each Lender (i) a copy of the resolutions duly adopted by that Guarantor's board of directors in respect of this Amendment, (ii) true and correct copies of that Guarantor's current Charter or Articles of Incorporation and By-laws or Code of Regulations, (iii) the names and true signatures of the officers of that Guarantor authorized to sign this Amendment and the Amendment to the Security Agreement on behalf of that Guarantor; and (iv) that, after giving effect to the amendments set forth herein, no Event of Default or Default exists (provided, however, that at the option of the Borrowers, the documents described in clause
(ii), above, in respect of Williams Acquisition, LLC may be delivered to the Administrative Agent not later than 30 days after the Delivery Date).

         C. Counsel to the Borrowers and the Guarantors shall have delivered to each Lender a written opinion as to the due authorization, execution, delivery and enforceability of this Third Amendment and the other documents described in paragraphs E, G and J, inclusive, of this Section 3, in form and substance satisfactory to the Administrative Agent (provided, however, that at the option of the Borrowers, the opinions in respect of Williams Acquisition, LLC and the documents described in paragraph J, below, may be delivered to the Administrative Agent promptly following the date on which such counsel is able to obtain the Articles of Organization of Williams Acquisition, LLC, certified by the Secretary of State of New York, and a certificate of valid existence, or its equivalent in New York, in respect of Williams Acquisition, LLC).

         D. The Borrowers shall have paid to the Administrative Agent, for the ratable benefit of the Lenders, an amendment fee in the amount of One Hundred Sixty-two Thousand Five Hundred Dollars ($162,500).

         E. All of the parties to the Intercreditor and Collateral Agency Agreement dated September 28, 2001 shall have executed and delivered to Administrative Agent a First Amendment to Intercreditor and Collateral Agency Agreement in the form of Attachment 1 hereto.

         F. The Borrowers and the Guarantors shall have executed and delivered to the Administrative Agent such Security Documents, and shall have taken or caused to be taken such other actions, if any, as the Administrative Agent may reasonably deem necessary or appropriate to cause the Administrative Agent's Lien on the Credit Parties' patents and registered marks and applications therefor to be registered with the Office of Patents and Trademarks of the United States Department of Commerce.

         G. Each of the Guarantors shall have executed a confirmation of its Guaranty and Security Documents in the form of Attachment 2 hereto.

         H. All of the parties to the Synthetic Lease shall have executed and delivered an amendment thereto in form and substance satisfactory to the Administrative Agent, and all conditions to its effectiveness shall have been satisfied.

         I. The Borrowers shall have executed and delivered to the Administrative Agent a Borrowing Base Certificate as of January 31, 2002.

         J. The Borrowers shall have caused Williams Acquisition, LLC (a New York limited liability company doing business as "Pure Tech") to execute and deliver to the Administrative Agent a Guaranty (substantially in the form of the Guaranties) and to join in the Subsidiary Security Agreement as an "Assignor" thereunder pursuant to a joinder satisfactory to the Administrative Agent in form and substance.

         K. The Borrowers shall have delivered or caused to be delivered such other documents as Administrative Agent or any of the Lenders may reasonably request.

         4. NO OTHER MODIFICATIONS; SAME INDEBTEDNESS. Except as expressly provided in this Third Amendment, all of the terms and conditions of the Credit Agreement and the other Credit Documents remain unchanged and in full force and effect. The modifications effected by this Third Amendment and by the other instruments contemplated hereby shall not be deemed to provide for or effect a repayment and re-advance of any of the Loans now outstanding, it being the intention of both the Borrowers and the Lenders hereby that the indebtedness owing under the Credit Agreement, as amended by this Third Amendment, be and hereby is the same Indebtedness as that owing under the Credit Agreement immediately prior to the effectiveness hereof.

         5. GOVERNING LAW; BINDING EFFECT. This Third Amendment shall be governed by and construed in accordance with the laws of the State of Ohio and shall be binding upon and inure to the benefit of the Borrowers, the Lenders, the Administrative Agent and the Swing Line Lender and their respective successors and assigns.

         6. COUNTERPARTS. This Third Amendment may be executed in separate counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed a fully executed agreement.

         7. MISCELLANEOUS.

         A. The Borrowers jointly and severally agree to pay on demand all costs and expenses of the Lenders and the Administrative Agent, including reasonable attorneys' fees and expenses, incurred in connection with the preparation, execution and delivery of this Third Amendment and the other documents contemplated hereby, including, without limitation, the Amendment to Intercreditor and Collateral Agency Agreement.

         B. This Third Amendment is executed in accordance with and subject to
Section 12.12 of the Credit Agreement. The execution, delivery and performance by the Lenders, the Swing Line Lender and the Administrative Agent of this Third Amendment shall not constitute, or to be deemed to be or construed as, a waiver of any right, power or remedy of the Lenders, the Swing Line Lender or the Administrative Agent, or a waiver of any provision of the Credit Agreement, except as expressly stated herein. None of the provisions of this Third Amendment shall constitute, or to be deemed to be or construed as, a waiver of any Event of Default or any Default.

         IN WITNESS WHEREOF, the Borrowers, the Lenders, the Administrative Agent and the Swing Line Lender have hereunto set their hands as of the date first above written.

BORROWERS:                             ADMINISTRATIVE AGENT:
---------                              --------------------


BRUSH WELLMAN INC.         .           NATIONAL CITY BANK,
                                       AS ADMINISTRATIVE AGENT


By:_______________________________     By:_________________________________
   ________________, _____________        Janice E. Focke, Senior Vice President

BRUSH ENGINEERED MATERIALS INC.


By:________________________________
   __________________, _______________

                  [Signatures continued on the following page]

LENDERS:


FIFTH THIRD BANK, an Ohio banking
corporation,/k/a FIFTH THIRD BANK,
NORTHEASTERN OHIO


By:___________________________________
   __________________, _______________


NATIONAL CITY BANK, as Lender
and Swing Line Lender


By:_________________________________
     Janice E. Focke, Senior Vice President


HARRIS TRUST AND SAVIGNS BANK


By:___________________________________
   __________________, _______________


U.S. BANK NATIONAL ASSOCIATION

F/k/a Firstar Bank


By: ________________________________
   __________________, _______________



MANUFACTURES AND TRADERS
TRUST COMPANY


By: ________________________________
   __________________, _______________


LASALLE BANK NATIONAL ASSOCIATION


By: __________________________________
   __________________, _______________